                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

                                           JURISDICTION
                                                OF
          NAME OF SUBSIDIARY               INCORPORATION
          ------------------               -------------
       Dal-Tile Group Inc.                   Delaware
       Dal-Tile Corporation                Pennsylvania
       R&M Supplies, Inc.                    Delaware
       Tileways, Inc.                        Delaware
       DTM/CM Holdings Inc.                  Delaware
       Dal-Minerals Company                  Delaware
       Dal-Tile of Canada Inc.                Ontario
       Materiales Ceramicos, S.A. de C.V.     Mexico
       Dal-Tile Mexico, S.A. de C.V.          Mexico